OPERATING AGREEMENT

FOR

YIELDSHARE A F03 LLC

A SINGLE MEMBER-MANAGED LIMITED LIABILITY COMPANY

ARTICLE I

Company Formation

1.1.FORMATION. The member has formed a Limited Liability Company (the "Company") according to the laws of the state of Wyoming. This operating agreement is entered into and effective as of the date it is adopted by the member.

1.2.REGISTERED AGENT. The name and location of the Company’s registered agent is as stated in the company’s formation documents.

1.3.TERM. The Company will continue perpetually unless:

(a)The sole member resolves to dissolve;

(b)Any event which causes the Company’s business to become unlawful;

(c)The death, resignation, expulsion, bankruptcy, retirement of the sole member or the occurrence of any other event that terminates the continued membership of a member of the Company; or

(d)Any other event causing dissolution of the Company under applicable state laws.

1.4.CONTINUANCE OF COMPANY. In the event of an occurrence described in Section 1.3(c), the Company will expire and may be administratively dissolved.

1.5.BUSINESS PURPOSE. The Company will conduct any lawful business deemed appropriate in carrying out the Company’s objectives.

1.6.PRINCIPAL PLACE OF BUSINESS. The Company’s principal place of business will be 408 Water Street, Waxahachie, TX 75165, or as later selected by the member.

1.7.THE MEMBER. The name and address of the sole member is listed in Certification of Member section of this agreement.

Single Member Operating Agreement – Page 1 of 6

1.8.ADMISSION OF ADDITIONAL MEMBERS. Additional members may only be admitted to the Company through a Certificate of New Membership issuance by the company of new interest in the Company or as otherwise provided in this agreement.

ARTICLE II

Capital Contributions

2.1.INITIAL CONTRIBUTIONS. The member’s capital account in the Company is comprised solely of the formation costs and organizational expenses required to form the Company in the state of Wyoming.

2.2.ADDITIONAL CONTRIBUTIONS. Except as provided in ARTICLE 6.2, no member will be obligated to make any additional contribution to the Company's capital.

ARTICLE III

Profits, Losses and Distributions

3.1.PROFITS/LOSSES. For financial accounting and tax purposes, the Company's net profits or net losses will be determined on an annual basis. These profits and losses will be allocated to the member as set forth in this agreement below, as amended, and in accordance with Treasury Regulation 1.704-1, unless and until the Company files a Form 8832 with the Internal Revenue Service electing to be taxed as a corporation.

3.2.DISTRIBUTIONS. The member will determine and distribute available funds annually or as they see fit. “Available funds” refers to the net cash of the Company available after expenses and liabilities are paid. Upon liquidation of the Company, distributions will be made in accordance with the positive capital account balances or pursuant to Treasury Regulation 1.704- l(b)(2)(ii)(b) (2). To the extent the member has a negative capital account balance, there will be a qualified income offset, as set forth in Treasury Regulation 1.704-l(b)(2)(ii)(d).

ARTICLE IV

Management

4.1.MANAGEMENT OF THE BUSINESS. The member is responsible for the management of the Company.  The member may assign his responsibility for management of the Company to any individual or individuals or entity, in its sole and absolute discretion.

4.2.MEMBERS. The liability of the member will be limited according to state law.

4.3.POWERS OF MEMBERS. The member is authorized on the Company's behalf to make decisions as to:

(a)the sale, development, lease, or other disposition of the Company's assets;

(b)the purchase or other acquisition of other assets;

(c)the management of all or any part of the Company's assets;

(d)the borrowing of money and the granting of security interests in the Company’s assets;

(e)the pre-payment, refinancing, or extension of any loan affecting the Company’s assets;

Single Member Operating Agreement – Page 2 of 6

(f)the compromise or release of any of the Company's claims or debts; and

(g)the employment of persons, firms, or corporations for the operation and management of the Company's business.

The member is further authorized to execute and deliver:

(w)all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting Company assets;

(x)all checks, drafts, and other orders for the payment of the Company's funds;

(y)all promissory notes, loans, security agreements, and other similar documents; and

(z)all other instruments of any other kind relating to the Company's affairs.

4.4.NOMINEE. Title to the Company's assets must be held in the Company's name or in the name of any nominee that the member may designate. Pursuant to the powers listed in Section 4.3, the member has the power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his or her willful misconduct.

4.5.EXCULPATION. Any act or omission of the member, the effect of which may cause loss or damage to the Company, if done in good faith to promote the best interests of the Company, will not subject the member to any liability.

4.6.INDEMNIFICATION. The Company will indemnify any person who was or is a party defendant or is threatened to be made a party defendant, in a pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a member of the Company, employee, or agent of the Company, or is or was serving at the request of the Company, for instant expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the member determines that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo Contendere" or its equivalent, does not in itself create a presumption that the person did or did not act in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful.

4.7.RECORDS. The member must keep the following at the Company’s principal place of business or other location:

(a)A current list of the full name and the last known street address of each member;

(b)A copy of the Articles of Organization, this operating agreement, and all amendments to either document;

Single Member Operating Agreement – Page 3 of 6

(c)Copies of Company's federal, state and local income tax returns and reports for the three (3) most recent years;

(d)Copies of the Company’s financial statements for the three (3) most recent years.

ARTICLE V

Compensation

5.1.MANAGEMENT FEE. The member rendering services to the Company is entitled to compensation proportionate with the value of those services.

5.2.REIMBURSEMENT. The Company must reimburse the member for all direct out-of-pocket expenses incurred in managing the Company.

ARTICLE VI

Bookkeeping

6.1.BOOKS. The member will maintain a complete and accurate accounting of the Company's affairs at the Company's principal place of business. The member may select the method of accounting and the company's accounting period will be the calendar year.

6.2.MEMBER'S ACCOUNTS. The member's capital account will be determined and maintained in the manner set forth in Treasury Regulation 1.704-l(b)(2)(iv) and will consist of his or her initial capital contribution increased by:

(a)Any additional capital contribution made by the member;

(b)Credit balances transferred from the member’s distribution account to his or her capital account;

and decreased by:

(x)Distributions to the member in reduction of Company capital;

(y)The member's share of Company losses if charged to his or her capital account.

6.3.REPORTS. The member will close the books of account after the close of each calendar year and will prepare a statement of such member's distributive share of income and expense for income tax reporting purposes. The member must keep such statements with the other financial statements kept pursuant to Section 4.7(d).

ARTICLE VII

Transfers

7.1. ASSIGNMENT. The member may sell, assign, or otherwise dispose of all or any part of his or her interest in the Company.

7.2 TRANSFER AND CONTINUATION OF BUSINESS UPON DEATH OF MEMBER. Upon the death of the Member, the Companies shall continue without interruption.  The Member may designate any one or more individuals who are in his “vertical line of descent” to succeed him as an owner of the Companies.  “Vertical line of descent” shall mean one or more children of the Member, grandchildren of the Member, great-grandchildren of the Member, etc.  The designation shall be in the will of the Member, or if not so made, the executor or administrator of the Member shall make such designation, or if not so made, the estate of the Member shall be

Single Member Operating Agreement – Page 4 of 6

the successor Owner.  Each individual so designated shall accept such designation in writing and shall assume all of the obligations of the deceased Member hereunder, and shall then be an Owner with the same rights and liabilities as the deceased Member who shall execute and deliver such instruments in form and substance, as he may deem necessary or desirable to effect such transfer.

ARTICLE VIII

Dissolution

8.1. DISSOLUTION. The member may dissolve the company at any time. The member may NOT dissolve the company for a loss of membership interests. Upon dissolution the company must pay its debts first before distributing cash, assets, and/or initial capital to the member or the member’s economic interests. The dissolution may only be ordered by the member, not by the owner of the member’s economic interests.

CERTIFICATION OF MEMBER

The undersigned hereby agree, acknowledge, and certify that the foregoing operating agreement is adopted and approved by the member as of this 9th day of April, 2022.

Member:

Name Chris Conant  Percent   100 %X

Address 408 Water Street, Waxahachie, TX 75165

Single Member Operating Agreement – Page 5 of 6

EXHIBIT 1 CAPITAL CONTRIBUTIONS

Pursuant to ARTICLE 2, the member's initial contribution to the Company capital is stated to be

$199.00. The description and each individual portion of this initial contribution is as follows:

Formation and 1st Year Registration Agent Fees $ $199

 $

 $

 $

 $

 $

 $

 $

SIGNED AND AGREED this 9th day of April, 2022.

Signature of Member

Single Member Operating Agreement – Page 6 of 6